Exhibit 8.1





                                January 31, 1997





Electro Scientific Industries, Inc.
13900 SW Science Park Drive
Portland, OR  97229

     Re: Dynamotion/ATI Corp.; Registration Statement on Form S-4

Gentlemen:

     We have acted as your counsel in connection with the proposed merger (the "Merger") of Dynamotion/ATI Corp., a New York corporation ("Dynamotion"), with and into Dynamotion Merger Corp. ("Merger Corp."), which is a New York corporation and is a newly formed, wholly owned subsidiary of Electro Scientific Industries, Inc., an Oregon corporation ("ESI"), pursuant to the terms of the Agreement of Reorganization and Merger dated as of January 24, 1997 (the "Merger Agreement") by and among ESI, Dynamotion, Merger Corp. and certain shareholders of Dynamotion, all as described in the Registration Statement on Form S-4 to be filed by ESI with the Securities and Exchange Commission today (the "Registration Statement"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise defined in this letter, all capitalized terms have the same meanings as set forth in the Merger Agreement.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(a) the Merger Agreement, (b) the affiliate representation letters (collectively, the "Affiliate Representation Letters") to be delivered at Closing by and between all Dynamotion directors and officers and certain Dynamotion shareholders (collectively, the "Representing Affiliates"), on the one hand, and ESI, on the other hand, (c) the Registration Statement, and (d) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authority of all persons signing documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the
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Electro Scientific Industries, Inc.
January 31, 1997
Page 2



opinions set forth below, we have relied upon (x) certain statements, representations and covenants of Dynamotion, ESI, Merger Corp, and certain shareholders of Dynamotion contained in the Merger Agreement, which statements and representations are to be confirmed at Closing, (y) certain representations of the Representing Affiliates to be made in the Affiliate Representation Letters, and (z) a representation letter executed by an officer of ESI (the "ESI Representation Letter"). We have made no independent investigation with regard to statements, representations or covenants made or to be made in the Merger Agreement, the Affiliate Representation Letters, the ESI Representation Letter or the Dynamotion Representation Letter. We assume that all such statements and representations are, and will be at the Effective Time, true and complete, but we express no opinion as to their accuracy or completeness. We also assume that the transactions described in the Merger Agreement will be carried out in accordance with its terms, the Class B Stock and the Class B Warrants were not acquired in contemplation of the Merger, the fair market value of Dynamotion Common Stock and other consideration to be received by each holder of Dynamotion stock under the Conversion Proposals will be approximately equal to the fair market value of the Dynamotion stock surrendered, the fair market value of ESI Common Stock and other consideration to be received by each holder of Dynamotion stock in the Merger will be approximately equal to the fair market value of the Dynamotion stock surrendered, the Conversion Proposals are not part of a plan periodically to increase the proportionate interest of any Dynamotion shareholder in the assets or earnings and profits of Dynamotion, and, except for certain legal expenses of the holders of Class B Stock, each party to the Conversion Proposals and the Merger will pay his, her or its own expenses, if any, in connection with the transactions.

     Our opinion is based on the Code and Treasury Regulations promulgated thereunder, administrative pronouncements by the Internal Revenue Service (the "Service"), judicial decisions, and such other legal authorities as we have deemed necessary or appropriate for purposes of our opinion, as each exists as of the date of this letter. Existing laws may be changed by legislation or promulgation of regulations or may be interpreted differently than they are at present by courts or by the Service, and such changes may alter the conclusions reached in this letter.

     Based upon and subject to the foregoing, in our opinion it is more likely than not that (1) the Merger will qualify as a tax-free reorganization under
Section 368(a) of the Code if the Merger is consummated in accordance with the Merger Agreement and (2) the discussion set forth in the Proxy Statement/Prospectus under the heading "The Merger -- Certain U.S. Federal Income Tax Consequences" accurately describes the material federal income tax consequences generally applicable to the Conversion Proposals and the Merger.
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Electro Scientific Industries, Inc.
January 31, 1997
Page 3



     Our opinion is limited to the federal income tax matters addressed, and no opinion is rendered with respect to any other issue, including any other tax aspects of the Conversion Proposals, the Merger or related transactions. In particular, no opinion is expressed with respect to any state, local or foreign tax consequences of the Conversion Proposals, the Merger or related transactions. In addition, our conclusions are based upon federal income tax law currently in effect, which is subject to change on a prospective or retroactive basis. If any assumption or representation described above or contained in the Merger Agreement, the Affiliate Representation Letters, the ESI Representation Letter or the Dynamotion Representation Letter is not true, correct and complete, or in the event of a change in law adversely affecting the conclusions reached in this letter, our opinion shall be void and of no force or effect. You should be aware that although this letter represents our opinion concerning the matters specifically discussed, it is not binding on the courts or on any administrative agency, including the Service, and a court or agency may hold or act to the contrary. We undertake no obligation to update this letter or our opinion at any time. Our opinion is provided to you as a legal opinion only, and not as a guaranty or warranty, and is limited to the specific transactions, documents and matters described above. No opinion may be implied or inferred beyond that which is expressly stated in this letter.

     This opinion is furnished to you solely for use in connection with the Registration Statement and may not be relied upon by any person other than you, and no person may be subrogated to any rights you have in connection with our opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Stoel Rives LLP under the heading "The Merger -- Certain U.S. Federal Income Tax Consequences" in the Registration Statement and the Proxy Statement/Prospectus.


                                  Very truly yours,

                                  STOEL RIVES LLP

                                  Stoel Rives LLP